Exhibit 10.2


                          FOURTH AMENDMENT TO
                        SAN JOSE WATER COMPANY
                EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
                        (Restated May 1, 2003)



          Exhibit A to San Jose Water Company's Executive
Supplemental Retirement Plan is amended to add paragraph (h) which shall read in full as follows:

          (h) When George Belhumeur retires, the benefit to which he is entitled under Section 3.1 and 3.2 of the Plan shall be determined by increasing his Final Average Compensation (as defined in Section I.17) by the dollar amount obtained by dividing the accrued vacation and termination payments made to him in connection with his retirement by 36; provided, however that in determining his normal retirement benefit under Section 3.1 or his early retirement benefit under Section 3.2, his Accrued Benefit shall in no event be less than his Accrued Benefit as of February 28, 2004.



Dated:  October 27, 2005